SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                        COMMISSION FILE NUMBER: 333-71752

                           NOTIFICATION OF LATE FILING

              (CHECK ONE): / / FORM 10-K / / FORM 11-K / / FORM 2-F
                         /X / FORM 10-QSB / / FORM N-SAR

                         FOR PERIOD ENDED: JUNE 30, 2002

  / / TRANSITION REPORT ON FORM 10-K    / / TRANSITION REPORT ON FORM 10-Q
  / / TRANSITION REPORT ON FORM 20-F    / / TRANSITION REPORT ON FORM N-SAR
                       / / TRANSITION REPORT ON FORM 11-K

               FOR TRANSITION PERIOD ENDED: ______________________

         READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE
                                 PRINT OR TYPE.

         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

         IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES: ______________________

                    ----------------------------------------

                         PART I. REGISTRANT INFORMATION

Full name of registrant:  GRAND ENTERPRISES, INC.
                          ------------------------------------

Former name if applicable:
                           -----------------------------------

Address of principal executive office
(STREET AND NUMBER):  1133 BROADWAY, 8TH FLOOR
                     --------------------------

City State and Zip Code:            NEW YORK, NY 10010
                        -----------------------------------------------

                                    PART II.
                             RULE 12b-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to this Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject quarterly report on Form 10-QSB, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                                    PART III.
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Registrant is unable to file the subject report in a timely manner because the Registrant was not able to timely complete its financial statements and the management's discussion and analysis without unreasonable effort or expense.


                                    PART IV.
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

                  TEODOSIO V. PANGIA           (646) 486-3900
                  ------------------       -------------------------------------
                      (Name)               (Area Code)  (Telephone Number)

         (2) Have all other periodic reports required under Section 13 of 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                           /X/ Yes   / / No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                           / / Yes   /X/ No

         If so: attach an explanation of the anticipated change, both narrative-ly and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             GRAND ENTERPRISES, INC.
                             -----------------------
                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    August 13, 2002                By :  /s/ Teodosio V. Pangia
                                        -------------------------------
                                                  Teodosio V. Pangia, C.E.O.
                                                  and President